Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Radian Group Inc. (the “Company”) and S.A. Ibrahim (the “Executive”) as of May 5, 2008 (the “Effective Date”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated April 20, 2005 (“Existing Agreement”); and

WHEREAS, the Executive and the Company now desire to amend and restate the Existing Agreement to extend the term for three years, to comply with section 409A of the Internal Revenue code of 1986, as amended (the “Code”) and to make other appropriate changes.

NOW, THEREFORE, the parties agree that the Existing Agreement is amended and restated as of the Effective Date to read as follows:

1. Employment.

(a) Term. The term of the Existing Agreement commenced on May 4, 2005 and continues until May 3, 2008. This Agreement shall continue in effect from the Effective Date until May 3, 2011 unless sooner terminated by either party as hereinafter provided (the “Term”). If a Change of Control (as defined in Section 11(b)) occurs during the Term, the Term of the Agreement shall be automatically extended to the later of (i) two years after the consummation of the Change of Control or (ii) the end of the then current Term. In no event shall the expiration of this Agreement be deemed, in and of itself, a termination of the Executive’s employment for purposes of this Agreement, including a termination without Cause for purposes of Sections 10 and 11.

(b) Duties.

(1) The Executive shall serve as the Chief Executive Officer of the Company with the duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”) and the non-executive Chairman of the Board (the “Chairman”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board or the Chairman and consistent with his position as the Chief Executive Officer. During the Term, when applicable, the Company shall cause the Executive to be nominated as a member of the Board.

(2) The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 17 below. The foregoing also shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the consent of the Board, in its sole discretion, on corporate boards (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions and (3) managing personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder and are permitted under the Company’s Code of Conduct and employment policies; provided, however, that the Executive shall be permitted to own passively not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or on the NASDAQ system, except that the Executive shall not invest in any business competitive with the Company or that would otherwise violate the provisions of Section 17 below.

2. Base Salary and Bonus. As compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary at the rate of $800,000 (“Base Salary”). This amount may be subject to adjustment at the beginning of each Company fiscal year, as determined by the Board, in its sole discretion. The Executive’s Base Salary shall be paid in accordance with the Company’s existing payroll policies, and shall be subject to applicable withholding taxes. In addition, with respect to each fiscal year of the Company ending during the Term, the Executive shall be eligible for annual bonus payments under the Company’s annual incentive plan if certain individual and corporate performance goals and targets, established by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), in its sole discretion, are met. At the beginning of each fiscal year, the Compensation Committee shall establish the target award and the performance goals, which shall be based on criteria such as group financial performance goals, business unit financial performance goals, shared executive goals and individual goals, and with such weightings, as the Compensation Committee deems appropriate. Promptly after the Compensation Committee’s receipt of the financial information on which the performance goals are based after the end of the fiscal year, the Compensation Committee shall review actual performance against the applicable performance goals and targets and shall notify the Executive of the amount of his bonus, if any. The Executive’s bonus shall be paid to him after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company; provided that the Compensation Committee shall have the right to claw back all or part of the Executive’s bonus if required by applicable law. With respect to each fiscal year of the Company ending during the Term, the Executive’s target annual bonus shall be no less than 1.75 times Base Salary, at the rate in effect for the applicable fiscal year. The total direct compensation for which the Executive is eligible during a fiscal year (taking into account Base Salary, target annual bonus and target long-term incentive compensation (as described in Section 3)) shall not be materially less than the total direct compensation for which the Executive was eligible during the 2007 fiscal year.

3. Long-Term Incentive Compensation.

(a) With respect to each fiscal year of the Company ending during the Term, the Executive shall be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, including the Company’s Equity Compensation Plan (the “Equity Plan”) at levels determined by the Compensation Committee in its sole discretion, commensurate with the Executive’s position as Chief Executive Officer. With respect to each fiscal year of the Company ending during the Term, the target level of long-term incentive compensation, in the aggregate, for which the Executive is eligible, shall be no less than 3.0 times Base Salary, at the rate in effect for the applicable fiscal year. The Executive agrees to comply with the Company’s share ownership guidelines for Company executives, as in effect from time to time.

(b) If the Executive’s employment terminates (i) by the Executive or by the Company for any reason (other than by the Company for Cause (as defined below)), after the Executive completes five full years of service with the Company from his date of hire, whether during or after the expiration of the Term, or (ii) due to his death or Disability (as defined below), notwithstanding anything contained to the contrary in any applicable equity compensation plan or award agreement thereunder, the Executive’s outstanding stock options, restricted stock and other equity awards shall become immediately and fully vested and, in the case of options, exercisable, all restrictions and conditions on all such awards shall immediately lapse and all outstanding stock options shall remain exercisable for the balance of the original full option term. Notwithstanding the foregoing or anything contained in Sections 10(b)(5) or 11(a)(5) of this Agreement, in the event any such awards constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, the delivery of shares of common stock or cash (as applicable) in settlement of such awards shall be made on the date that is six months after the Executive’s “separation from service,” if required by section 409A, or if earlier, immediately following any permissible payment event under section 409A of the Code.

4. Retirement and Welfare Benefits.

(a) The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, savings, deferred compensation and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(b) If the Executive’s employment terminates (i) by the Executive or by the Company for any reason (other than by the Company for Cause), after the Executive completes five full years of service with the Company from his date of hire, whether during or after the expiration of the Term, (ii) the Executive’s employment terminates due to his death or Disability or (iii) the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason (as defined below) at any time during the Term, the Company shall permit the Executive (or, in the event of his death, his current wife Nina Ibrahim (“Mrs. Ibrahim”)) to elect medical coverage for himself and, where applicable, Mrs. Ibrahim under the Company’s medical plan in effect at the date of his termination (with such coverage to be provided in a manner such that the coverage is non-taxable to the Executive and Mrs. Ibrahim), as the same may be changed by the Company from time to time for employees generally, for the Coverage Period (as defined below), if the Executive executes and does not revoke the Release as described in Section 10(c) below (in the event of the Executive’s death no Release will be required of Mrs. Ibrahim) prior to the 45th day following the Executive’s date of termination. The coverage shall be provided as follows:

(1) The “Coverage Period” for the Executive shall be the period beginning on his termination date and continuing until the first to occur of (i) the date on which the Executive attains age 65, (ii) the date on which the Executive is eligible for medical coverage under a plan maintained by a new employer, under a plan maintained by his spouse’s employer, or under Social Security Medicare, whichever is sooner, or (iii) the date of the Executive’s death. The Coverage Period for Mrs. Ibrahim shall be the period beginning on the Executive’s termination date and continuing until the first to occur of (i) the date on which Mrs. Ibrahim attains age 65, (ii) the date on which Mrs. Ibrahim is eligible for medical coverage under a plan maintained by a new employer, under a plan maintained by her spouse’s employer, or under Social Security Medicare, whichever is sooner, or (iii) the date of Mrs. Ibrahim’s death. The Executive (or, where applicable, Mrs. Ibrahim) shall notify the Company of his or her eligibility for alternate coverage as described above within 30 days of becoming eligible for any such coverage.

(2) The Executive (or, where applicable, Mrs. Ibrahim) shall pay the full monthly premium cost of medical coverage under this Section 4(b) for the Coverage Period. The monthly premium cost shall be the monthly COBRA premium during the COBRA health care continuation coverage period under section 4980B of the Code (the “COBRA Period”). After the COBRA Period, the monthly premium cost shall be the Company’s deemed premium cost of such medical coverage for the Executive and Mrs. Ibrahim, which shall be determined actuarially by the Company’s advisors. The COBRA Period shall run concurrently with the Coverage Period.

(3) Subject to the Executive’s execution of a Release as described above in Section 4(b), during the portion of the Coverage Period in which the Executive and/or Mrs. Ibrahim (as applicable) continue to receive coverage under the Company’s medical plan, the Company shall pay the Executive (or, where applicable, Mrs. Ibrahim) an amount equal to the premium cost described in subparagraph (2) above, minus the same employee contribution rate as is paid by Company employees for medical coverage, as in effect from time to time, which payment shall be made in advance on the first payroll day of each month, commencing with the month immediately following the Executive’s date of termination, provided that the first such payment shall be made within 30 days after the Executive’s termination date.

(4) As an alternative to continuing coverage under the Company’s group medical plan as described above, the Company may provide comparable coverage to the Executive and Mrs. Ibrahim under an individual fully-insured medical policy for the Coverage Period, with the monthly premium cost of such insurance to be at the Company’s sole expense and to be paid monthly directly to the insurance carrier.

5. Benefit Restoration Plan. The Executive shall be entitled to participate in the Company’s Benefit Restoration Plan (the “BRP”) pursuant to its terms and conditions (or shall be provided with a benefit with an economically equivalent value); provided, however, that for purposes of benefit accrual under the BRP only (and not vesting), the Executive shall earn two years of service for every one year of service completed during his first five full years of service with the Company from his date of hire (thereafter the Executive shall earn only one year of service for each completed year of service) and provided, further, that upon his completion of five full years of service with the Company from his date of hire, the Executive shall be fully vested in the amount of his accrued benefit under the BRP (or economically equivalent benefit) (in either case, determined based on his years of service with the Company as modified by this Section 5).

6. Vacation. The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

7. Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

8. Perquisites. The Executive shall be provided with such other executive perquisites as may be provided to other senior executive officers of the Company.

9. Indemnification. The Company agrees to indemnify the Executive against all claims arising out of actions or omissions during the Executive’s employment by the Company, to the same extent and on the same terms and conditions provided for in the Company’s bylaws or under the Delaware General Corporation Law, each as in effect on the Effective Date. The Company agrees it will continue to maintain officers’ and directors’ liability insurance to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

10. Termination Without Cause; Resignation for Good Reason – Prior to a Change of Control. If the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, in either case, at any time prior to a Change of Control, this Section 10 shall apply.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause upon not less than 15 days’ prior written notice to the Executive; provided that in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate a termination of employment by resigning under this Section 10 for Good Reason. On the date of termination or resignation, as applicable, specified in such notice, the Executive agrees to resign all positions, including as an officer, and Board memberships related to the Company and its subsidiaries and affiliates. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services the Executive provides) to ensure that any termination of employment described in this Agreement constitutes a “separation from service” within the meaning of section 409A of the Code, and notwithstanding anything contained in this Agreement to the contrary, the date on which such “separation from service” takes place shall be the date of the termination of the Executive’s employment.

(b) Unless the Executive complies with the provisions of Section 10(c) below, upon termination or resignation, as applicable, under Section 10(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan for employees, if any, but only to the extent not conditioned on the execution of a Release by the Executive. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 10(b), upon termination or resignation, as applicable, under Section 10(a) above, if the Executive executes and does not revoke a written release prior to the 45th day following the Executive’s date of termination, in a form acceptable to the Company, but substantially in the form attached hereto as Exhibit A (subject to any necessary adjustment reasonably determined by the Company to be necessary to comply with applicable law at the time of the Executive’s termination or resignation and provided that, following a Change of Control, the release set forth on Exhibit A shall be the applicable release) of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, under any plans or programs of the Company under which the Executive has accrued and is due a benefit or any rights to indemnification from the Company under any agreement with or arrangement of the Company) (the “Release”), the Executive shall be entitled to receive, in lieu of the payment described in Section 10(b) and any other payments due under any severance plan or program for employees or executives, the following:

(1) An amount equal to 2.0 times Executive’s Base Salary (at the rate in effect immediately before the Executive’s termination or resignation, as applicable), which shall be paid as follows, subject to the Company’s receipt of an effective Release: (i) the maximum amount that can be paid under the “separation pay” exception of section 409A of the Code ($460,000 for 2008, subject to adjustment as provided under applicable Treasury regulations) shall be payable in accordance with the Company’s normal payroll practices in 12 equal monthly installments over the 12-month period following the Executive’s termination date (the “Severance Period”), commencing within 15 days of the effectiveness of the Release and in no event later than the 60th day following the Executive’s termination date (such date, the “Payment Date”), and (ii) the remainder of the amount shall be paid in a lump sum payment between March 1 and March 15 of the calendar year following the Executive’s termination date.

(2) An amount equal to 2.0 times the Executive’s target annual bonus for the year in which the Executive’s termination or resignation (as applicable) occurs (and, if the Executive’s target bonus for such year has not been established, based on the target bonus for the immediately preceding fiscal year of the Company), which shall be paid, subject to the Company’s receipt of an effective Release, in a lump sum payment between March 1 and March 15 of the calendar year following the Executive’s termination date.

(3) A pro rata annual bonus for the year in which the Executive’s termination date occurs, subject to the Company’s receipt of an effective Release, payable in a lump sum on the Payment Date (to the extent not subject to any prior deferral election, and if the Executive has previously made a deferral election, such amount will be paid in accordance with the terms of the arrangement under which such deferral election was made). The pro rata bonus shall be based on the Executive’s target annual bonus for the year in which the Executive’s termination date occurs (and, if the Executive’s target bonus for such year has not been established, based on the target bonus for the immediately preceding fiscal year of the Company), multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is 365.

(4) Medical coverage and reimbursement for medical premium costs as described and at the times set forth in Section 4(b) above.

(5) Notwithstanding anything contained to the contrary in any applicable equity compensation plan or award agreement thereunder, the Executive’s outstanding stock options, restricted stock and other equity awards shall become immediately and fully vested and, in the case of options, exercisable, all restrictions and conditions on any such awards shall immediately lapse, and all outstanding stock options shall remain exercisable for the balance of the original full option term.

(6) Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(d) For purposes of this Agreement, “Good Reason” shall be limited to the following (unless the Executive and the Company shall execute a written agreement specifically stating that the occurrence of such event shall not constitute “Good Reason” under this Agreement):

(1) The scope of the Executive’s duties and responsibilities as the Chief Executive Officer of the Company are, in the aggregate, materially reduced.

(2) Any material change in the geographic location at which the Executive must perform services under this Agreement, which, for purposes of this Agreement, means a requirement that the Executive’s principal work location be relocated to a geographic area other than (i) the San Francisco, CA metropolitan area or (ii) the area on the East Coast including and between Fairfield County, CT and the Washington D.C. metropolitan area, other than on travel reasonably required to carry out the Executive’s obligations under this Agreement.

(3) A material breach by the Company of any of the terms of this Agreement, including without limitation any failure of the Company to fulfill its obligations under Section 24.

Notwithstanding the foregoing, no event described in this subsection (d) shall constitute Good Reason unless (i) the Executive gives the Company written notice of his intention to terminate employment for Good Reason and the grounds for such termination within 90 days after the event giving rise to the Good Reason termination occurs, and (ii) such grounds for termination are not corrected by the Company within 30 days after its receipt of such written notice. If the Company does not correct the grounds for termination during the 30-day period following the Executive’s notice of termination, the Executive’s termination of employment for Good Reason must become effective within 30 days after the end of the cure period.

11. Termination Without Cause; Resignation for Good Reason – After a Change of Control.

(a) If a Change of Control occurs and the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason, as described in Section 10(a), in either case, upon or after a Change of Control, and prior to the 45th day following the Executive’s date of termination, the Executive executes and does not revoke a Release, the Executive shall be entitled to receive the following, in lieu of the payments and benefits described in Sections 10(b) and 10(c) and any other payments due under any severance plan or program for employees or executives, the following:

(1) An amount equal to 3.0 times the sum of the Executive’s Base Salary (at the rate in effect immediately before the Executive’s termination or resignation, as applicable) plus the Executive’s target annual bonus for the year in which the Executive’s termination or resignation, as applicable, occurs (and, if the Executive’s target bonus for such year has not been established, based on the target bonus for the immediately preceding fiscal year of the Company), payable in a lump sum on the Payment Date.

(2) A pro rata annual bonus for the year in which the Executive’s termination of employment occurs, subject to the Company’s receipt of an effective Release, payable in a lump sum on the Payment Date (to the extent not subject to any prior deferral election, and if the Executive has previously made a deferral election, such amount will be paid in accordance with the terms of the arrangement under which such deferral election was made). The pro rata bonus shall be based on the Executive’s target annual bonus for the year in which the Executive’s termination occurs (and, if the Executive’s target bonus for such year has not been established, based on the target bonus for the immediately preceding fiscal year of the Company), multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is 365.

(3) Medical coverage and reimbursement for medical premium costs as described and at the times set forth in Section 4(b) above.

(4) Notwithstanding anything contained to the contrary in any applicable equity compensation plan or award agreement thereunder, the Executive’s outstanding stock options, restricted stock and other equity awards shall become immediately and fully vested and, in the case of options, exercisable, all restrictions and conditions on all such awards shall immediately lapse and all outstanding stock options shall remain exercisable for the balance of the original full option term.

(5) Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

(b) For purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person shall become the Beneficial Owner in the aggregate of 20% or more of the shares of the Company then outstanding and entitled to vote for directors generally, provided, however, that “25%” shall be substituted for “20%” if the Person acquiring Beneficial Ownership is a Current Significant Shareholder, unless the Current Significant Shareholder has acquired or holds such shares of the Company with a purpose or effect of changing or influencing control of the Company, or in connection with or as a participant in any transaction having that purpose or effect, including any transaction subject to Rule 13d-3(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor regulation thereto, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Company, or (iii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership or other entity; “Current Significant Shareholder” means Third Avenue Management LLC and its Affiliates; and a Person shall be deemed the “Beneficial Owner” of any securities:

(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii) to the extent that such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

12. Voluntary Termination. The Executive may voluntarily terminate his employment for any reason upon 30 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above, any payments and benefits that the Executive is entitled to under Sections 3(b) and 4 of this Agreement and any benefits accrued and due under any applicable benefit plans and programs of the Company.

13. Disability. If the Executive incurs a Disability (as defined below) during the Term, the Executive’s employment shall terminate on the date of Disability. If the Executive’s employment terminates on account of his Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above, any payments and benefits that the Executive is entitled to under Sections 3(b) and 4 of this Agreement and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall have the same meaning as under the Company’s long-term disability plan.

14. Death. If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above, any payments and benefits that the Executive or his estate or Mrs. Ibrahim is entitled to under Sections 3(b) and 4 of this Agreement and any benefits accrued and due under any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

15. Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, “Cause” shall mean any of the grounds for termination of the Executive’s employment listed below which is not cured by the Executive within the 20-day period following written notice from the Board of the specific grounds that could result in a termination for “Cause;” provided that the Executive shall only have an opportunity to cure a failure to the extent the failure is curable, as determined by the Board in its sole discretion:

(a) The Executive shall have been indicted for, convicted of, or pleads nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than traffic offenses involving use of alcohol or illegal substances);

(b) The Executive’s fraud, dishonesty, theft or misappropriation of funds in connection with his duties hereunder;

(c) A breach by the Executive of Section 17 of this Agreement, or a material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time;

(d) Gross negligence or willful misconduct in the performance of the Executive’s duties.

16. Increase in Payments Upon a Change of Control.

(a) Except as otherwise provided in subsection (b) below, if a change of control under section 280G of the Code occurs and it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless the Executive specifies that other rates apply, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Executive’s termination date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(b) Notwithstanding the foregoing, the Gross-Up Payment described in subsection (a) shall not be paid to the Executive if the aggregate Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below). The “Parachute Value” of a Payment is the present value as of the date of the change in control under section 280G of the Code of the portion of the Payment that constitutes a “parachute payment” under section 280G(b)(2) of the Code, as determined by the Accounting Firm (as defined below) in accordance with section 280G(b)(2) of the Code. The “Safe Harbor Amount” is the maximum dollar amount of payments in the nature of compensation that are contingent on a change in control (as described in section 280G of the Code) and that may be paid or distributed to the Executive without imposition of the excise tax under section 4999 of the Code.

(c) In the event that the Company does not pay a Gross-Up Payment as a result of subsection (b), the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if the net after-tax amount that the Executive would receive after the reduction is equal to or greater than the net after-tax amount that the Executive would receive without the reduction. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the excise tax under section 4999 of the Code, determined in accordance with section 280G(d)(4) of the Code. The Company shall reduce the Payments under this Agreement by first reducing any Payments that are payable in cash under Sections 11(a)(2), Section 4(b) and Section 11(a)(1) (or, to the extent applicable. Section 10(b)(3), Section 10(b)(1), Section

10(b)(2)) and then reducing any Payments that are not payable in cash under this Agreement. Only amounts or benefits payable under this Agreement shall be reduced pursuant to this subsection (c).

(d) All determinations to be made under this Section 16 shall be made by the Company’s independent public accountants immediately prior to the change of control under section 280G or by another independent public accounting firm mutually selected by the Company and the Executive before the date of the change of control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 20 days after the change of control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Gross-Up Payment shall be paid to the Executive within 10 days after the Accounting Firm’s determination, but in no event later than the date on which the Company remits the related taxes to the taxing authorities, in accordance with section 409A of the Code.

(e) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 16 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 16, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

17. Restrictive Covenants.

(a) Non-Competition. During the Term, and for the 12 month period beginning on the date the Executive’s employment terminates, for any reason, other than in the case of the expiration of this Agreement at the end of the Term (the “Restriction Period”), the Executive hereby agrees that he will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to (directly or indirectly) providing mortgage insurance or financial guaranty to financial institutions located throughout the United States of America and the World, or would otherwise conflict with the Executive’s employment by the Company (“Competing Employer”).

(b) Non-Solicitation and Non-Hire of Company Personnel. During the Term and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, hire or attempt to hire, any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any such person, to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than twelve months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this subsection (b).

(c) Non-Solicitation of Customers. During the Term and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the Term.

(d) Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, any of its portfolio companies, investors, and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(e) Invention Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments).

(f) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Company Inventions.

18. Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 17 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 17 and any of their provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 17. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 17 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

19. Survival. The provisions of Sections 3(b), 4, 5, 9, 10, 11, 16, 17 and 18 shall survive the termination of this Agreement, provided that, Sections 10, 11 and 16 shall survive to the extent the obligations thereunder or events giving rise to the obligations thereunder arise during the Term. For purposes of clarity, rights upon a termination of employment as set forth in Sections 3(b) and 4 of this Agreement shall survive and continue to apply and be available to the Executive for the duration of his employment with the Company notwithstanding the earlier expiration of the Term of this Agreement.

20. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided that the Executive prevails on at least one material issue contested by the Company or other third party, as applicable.

21. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:
Radian Group Inc.
1601 Market Street Philadelphia, PA 19103
Attention: Chairman

With a required copy to:

Radian Group Inc.
1601 Market Street Philadelphia, PA 19103
Attention: Secretary

With an additional required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street Philadelphia, PA 19103-2921
Attention: Mims Maynard Zabriskie, Esquire

If to the Executive, to the most recent address on file with the Company.

With a required copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, NY 10019
Attention: Jeannemarie O’Brien

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

22. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

23. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

24. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 17 and 18, will continue to apply in favor of the successor.

25. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes the Existing Agreement and any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

26. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

27. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

28. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

29. Section 409A.

(a) The Agreement is intended to comply with the requirements of section 409A of the Code or an exemption and shall in all respects be administered in accordance with section 409A. Severance payments shall be made under the section 409A “separation pay” exception, to the maximum extent possible, and then under the section 409A “short-term deferral” exception or another applicable exception. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code. In the event the parties determine that the terms of this Agreement do not comply with section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company) within the time period permitted by the applicable Treasury Regulations.

(b) Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered deferred compensation under this Agreement and that is required to be postponed pursuant to section 409A, which shall include certain of the payments under Section 4(b)(3) (other than upon the Executive’s death), shall be postponed for a period of six months after separation from service, as required by section 409A. The accumulated postponed amount shall be paid with interest at the applicable federal rate as provided under section 7872(f)(2)(A) of the Code in a lump sum payment within ten days after the end of the six month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive’s estate within 60 days after the date of his death.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RADIAN GROUP INC.

By:	/s/ Herb Wender
Chairman

EXECUTIVE

/s/ S.A. Ibrahim
S.A. Ibrahim

EXHIBIT A

GENERAL RELEASE

1. I,                                     , for and in consideration of certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of                                                                           (the “Agreement”) with Radian Group Inc. (the “Company”) on the date this General Release becomes irrevocable, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Executive Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to (i) any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit, other than under any Company separation or severance plan or programs; (ii) rights to indemnification I may have under applicable law, any other agreement between me and the Company or as an insured under any directors’ and officers’ liability insurance policy now or previously in force; and (iii) any right I may have to obtain contribution in the event of the entry of judgment against me as a result of any act or failure to act for which both I and the Company or any of its officers, directors or employees are jointly responsible.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on                                 , 20     and the Company has no obligation,

contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby agree that I will not in any way publicly disparage the Company, its principals, shareholders, officers and directors in any way, including, but not limited to, its name, business reputation or business practices, except for truthful statements as may be required by law. The Company agrees not to, and to cause its officers and directors not to, make any public comments or statements to the press, employees and shareholders of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such statement or comment is disparaging to the Executive, except for truthful statements as may be required by law.

6. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

7. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

8. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, Philadelphia, PA 19103, Attention: Chairman.

9. I hereby further acknowledge that the terms of Sections 17 and 18 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

Intending to be legally bound hereby, I execute the foregoing Release this      day of                     , 20    .

Witness